ANNEX A

The following sets forth the name, position, principal occupation and citizenship of each director and executive officer of Oman International Development & Investment Co. SAOG (“Ominvest”).

DIRECTORS OF OMINVEST

Name	Principal Occupation or Employment	Business Address	Citizenship
Rashad Muhammad AlZubair	Chairman of Ominvest	(1)	Oman
Khalid Abdullah Ali Al Khalili	Deputy Chairman of Ominvest	(1)	Oman
Jamal Said Mohamed Al Tai	Director of Ominvest	(1)	Oman
Khaula Hamood Abdullah Al Harthi	Director of Ominvest	(1)	Oman
Najat Ali Al Lawati	Director of Ominvest	(1)	Oman
Rashid Ali Al Balushi	Director of Ominvest	(1)	Oman
Muhammad Husam AlZubair	Director of Ominvest	(1)	Oman
Khalid Nasser Al Shamsi	Director of Ominvest	(1)	UAE
Hamad Mohammed Al Wahaibi	Director of Ominvest	(1)	Oman

EXECUTIVE OFFICERS OF OMINVEST

Name	Principal Occupation or Employment	Business Address	Citizenship
Abdulaziz Mohammed Al Balushi	Group Chief Executive Officer of Ominvest	(1)	Oman
Badar Awadh Al Shanfari	Chief Operating Officer of Ominvest	(1)	Oman
Waleed Nasser Al Yarubi	Chief People, Corporate Communication and Sustainability Officer of Ominvest	(1)	Oman
Chetan Kejriwal	Chief Financial Officer of Ominvest	(1)	India
Sarah Lashkoo	Chief Governance Officer and Board Secretary of Ominvest	(1)	Oman
Nadir Ahmed	Chief Risk Officer of Ominvest	(1)	Oman

(1)	Ominvest Business Center, Madinat Al Erfaan, Muscat Hills, Block No 9993, Building No. 95, Seventh Floor, Sultanate of Oman.